June 2020

Pricing Supplement dated June 4, 2020

Registration Statement No. 333-225551

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated October 31, 2018 and Product Supplement dated October 31, 2018)

Structured Investments

Opportunities in U.S. Equities

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021

$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1

Principal at risk securities

Buffered Income Auto-Callable Securities with Downside Leverage (the “securities”) offer the opportunity for investors to earn an interest payment on each interest payment date on which the securities are outstanding in exchange for potentially receiving shares of the underlying fund at maturity, the value of which is expected to be worth less than the stated principal amount of the securities. If the closing price of the underlying fund is equal to or greater than the call threshold level on any determination date (other than the final determination date), on the corresponding interest payment date the securities will be redeemed early for an amount per security equal to the stated principal amount plus the interest payment with respect to such interest payment date. If the closing price of the underlying fund is less than the call threshold level on any determination date (other than the final determination date), on the corresponding interest payment date the securities will not be redeemed early and investors will receive the interest payment per security. If the securities are not redeemed early and the closing price of the underlying fund on the final determination date (the “final price”) is equal to or greater than the downside threshold level, on the maturity date investors will receive an amount per security equal to the stated principal amount plus the interest payment with respect to the maturity date. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, in addition to the interest payment with respect to the maturity date, investors will receive per security a number of shares of the underlying fund equal to the quotient, observed to 4 decimal places, of the stated principal amount divided by the downside threshold level (the “exchange ratio”), the value of which is expected to be worth less than the stated principal amount and, in extreme situations, investors could lose all of their initial investment. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying fund and must be willing to accept the risk of receiving shares of the underlying fund, the value of which is expected to be worth less than the stated principal amount, and in extreme situations, investors could lose all of their initial investment. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments or deliveries on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying fund:	Shares of the Invesco QQQ TrustSM, Series 1 (Bloomberg Ticker: “QQQ UQ”)
Aggregate principal amount:	$5,000,000
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Strike date:	June 3, 2020
Pricing date:	June 4, 2020
Original issue date:	June 9, 2020 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Maturity date:	June 9, 2021, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying fund is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first interest payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the interest payment with respect to the related interest payment date.
Interest payment:	On each interest payment date, we will pay an interest payment of $16.875 (equivalent to 6.75% per annum of the stated principal amount) per security on the related interest payment date, unless the securities were previously redeemed early.
Determination dates:	September 4, 2020, December 4, 2020, March 4, 2021 and June 4, 2021, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “— Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to June 4, 2021 as the final determination date. References in the accompanying product supplement to one or more “valuation dates” shall mean the determination dates for purposes of the market disruption event provisions in the accompanying product supplement.
Interest payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. With respect to the final determination date, the maturity date.
Payment at maturity:	▪	If the final price is equal to or greater than the downside threshold level:	(i) the stated principal amount plus (ii) the interest payment with respect to the maturity date
	▪	If the final price is less than the downside threshold level:	(i) a number of shares of the underlying fund equal to the exchange ratio, and the cash value in lieu of any fractional shares included in the exchange ratio plus (ii) the interest payment with respect to the maturity date
If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying fund equal to the exchange ratio (and cash in lieu of any fractional shares), the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment. If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.
Exchange ratio:	5.2812, which is a number of shares of the underlying fund per security equal to the quotient of the stated principal amount divided by the downside threshold level, observed to 4 decimal places (as may be adjusted in the case of certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement). We will pay cash in lieu of delivering any fractional shares in an amount equal to the product of that fraction multiplied by the final price, each as determined by the calculation agent.
Cash value:	An amount in cash per security equal to the product of the exchange ratio multiplied by the final price. For the avoidance of doubt, we will pay the cash value if the exchange ratio is less than 1.0000 and we may pay the cash value following certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Call threshold level:	$236.69, which is equal to 100.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Downside threshold level:	$189.35, which is equal to 80.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Initial price:	$236.69, which is equal to the closing price of the underlying fund on the strike date and not the closing price on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Final price:	The closing price of the underlying fund on the final determination date.
CUSIP / ISIN:	90276BDP5 / US90276BDP58
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:		Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security		100.00%	0.10%(a)	99.65%
+ 0.25%(b)
0.35%
Total		$5,000,000.00	$17,500.00	$4,982,500.00

(1)	UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $3.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Smith Wealth Management”) at an underwriting discount which reflects:
	(a)	a fixed sales commission of $1.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
	(b)	a fixed structuring fee of $2.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is $988.50. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on page 11 of this document. The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated October 31, 2018	Prospectus dated October 31, 2018

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
▪	Product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Buffered Income Auto-Callable Securities with Downside Leverage that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018, and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

June 2020	Page 2

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Investment Summary

The Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021 based on the performance of the shares of the Invesco QQQ TrustSM, Series 1, which we refer to as the securities, provide an opportunity for investors to earn an interest payment, which is an amount equal to $16.875 (equivalent to 6.75% per annum of the stated principal amount) per security, on each interest payment date on which the securities are outstanding. If the securities have not been previously redeemed, the interest payment will be payable on the relevant interest payment date, which is the third business day after the related determination date, except that the interest payment date for the final determination date will be the maturity date.

If the closing price of the underlying fund is equal to or greater than the call threshold level on any of the determination dates other than the final determination date, the securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the interest payment with respect to the related interest payment date. If the securities have not previously been redeemed early and the final price is equal to or greater than 80.00% of the initial price, which we refer to as the downside threshold level, the payment at maturity will be the sum of (i) the stated principal amount and (ii) the interest payment with respect to the maturity date. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, investors will receive per security (i) a number of shares of the underlying fund equal to the exchange ratio, which will be equal to the quotient, observed to 4 decimal places, of (a) the stated principal amount divided by (b) downside threshold level, the value of which is expected to be worth less than the stated principal amount and could be zero and (ii) the interest payment with respect to the maturity date. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price. Investors in the securities must be willing to accept the risk of receiving shares of the underlying fund that are expected to be worth less than the principal amount, and in extreme situations, investors could lose all of their initial investment. In addition, investors will not participate in any appreciation of the underlying fund.

June 2020	Page 3

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Key Investment Rationale

The securities offer the opportunity for investors to earn an interest payment equal to $16.875 (equivalent to 6.75% per annum of the stated principal amount) per security on each interest payment date on which the securities are outstanding. Payments or deliveries on the securities will vary depending on the closing price or final price of the underlying fund on each determination date and/or the final determination date, respectively, relative to the initial price and the downside threshold level, as follows:

Scenario 1	On any determination date other than the final determination date, the closing price is equal to or greater than the call threshold level.
	▪	The securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the interest payment with respect to the related interest payment date.
	▪	Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 2	The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level.
	▪	The payment due at maturity will be (i) the stated principal amount plus (ii) the interest payment with respect to the maturity date.
	▪	Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 3	The securities are not automatically redeemed early and the final price is less than the downside threshold level.
	▪	At maturity, investors will receive per security (i) a number of shares of the underlying fund equal to the exchange ratio, which will be equal to the quotient of (a) the stated principal amount divided by (b) the downside threshold level and (ii) the interest payment with respect to the maturity date. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price.
	▪	Investors will receive shares of the underlying fund that are expected to be worth less than the stated principal amount and may lose all of their initial investment in this scenario.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. In exchange for receiving an interest payment on each interest payment date on which the securities are outstanding, you are accepting the risk of receiving at maturity a number of shares of the underlying fund. If the securities are not automatically redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying fund, the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

June 2020	Page 4

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying fund.
▪	You believe that the final price of the underlying fund will be equal to or greater than the downside threshold level.
▪	You can tolerate receiving a number of shares of the underlying fund equal to the exchange ratio at maturity, the value of which is expected to be worth less than your stated principal amount and, in extreme situations, losing all of your initial investment.
▪	You understand and accept that you will not participate in any appreciation in the price of the underlying fund and that any positive return is limited to the interest payments received, which will depend on the number of interest payment dates on which the securities remain outstanding.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying fund.
▪	You are willing to invest in the securities based on the interest payment, the downside threshold level and the call threshold level indicated on the cover hereof.
▪	You are willing to forgo any dividends paid on the underlying fund.
▪	You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market.
▪	You are willing to assume the credit risk of UBS for all payments or deliveries under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of some or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying fund.
▪	You believe that the final price of the underlying fund is likely to be less than the downside threshold level.
▪	You cannot tolerate receiving a number of shares of the underlying fund equal to the exchange ratio at maturity, the value of which is expected to be worth less than your stated principal amount and could be zero.
▪	You seek an investment that participates in the appreciation in the price of the underlying fund or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying fund.
▪	You are unwilling to invest in the securities based on the interest payment, the downside threshold level or the call threshold level indicated on the cover hereof.
▪	You prefer to receive any dividends paid on the underlying fund.
▪	You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
▪	You are not willing to assume the credit risk of UBS for all payments or deliveries under the securities, including any repayment of principal.

June 2020	Page 5

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final price, relative to the initial price and the downside threshold level.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

June 2020	Page 6

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security were determined on the strike date and are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$200.00
Hypothetical Call Threshold Level:	$200.00 which is equal to 100.00% of the hypothetical initial price
Hypothetical Downside Threshold Level:	$160.00, which is 80.00% of the hypothetical initial price
Hypothetical Exchange Ratio*:	6.2500 shares per security*
Hypothetical Interest Payment:	$16.875 (equivalent to 6.75% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000.00 per security
*	Equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the hypothetical downside threshold level. If you receive the exchange ratio at maturity, any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price.

In Examples 1 and 2 the closing price of the underlying fund fluctuates over the term of the securities and the closing price of the underlying fund is equal to or greater than the hypothetical call threshold level on one of the determination dates (other than the final determination date). Because the closing price is equal to or greater than the call threshold level on one of the determination dates (other than the final determination date), the securities are redeemed early on the interest payment date corresponding to the relevant determination date. In Examples 3 and 4, the closing price on each of the determination dates (other than the final determination date) is less than the call threshold level, and, consequently, the securities are not redeemed early and remain outstanding until maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Interest Payment	Early Redemption Amount*	Hypothetical Closing Price	Interest Payment	Early Redemption Amount
#1	$212.00	—*	$1,016.875	$199.00	$16.875	N/A
#2	N/A	N/A	N/A	$194.00	$16.875	N/A
#3	N/A	N/A	N/A	$240.00	—*	$1,016.875
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid interest payment with respect to the interest payment date corresponding to the determination date on which the closing price is equal to or greater than the call threshold level and the securities are redeemed early as a result.
▪	In Example 1, the securities are redeemed early on the interest payment date corresponding to the first determination date because the closing price on such determination date is equal to or greater than the call threshold level. You receive the early redemption amount on such interest payment date, calculated as follows:

Stated Principal Amount + Interest Payment = $1,000.00 + $16.875 = $1,016.875

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving interest payments. Your total return per security in this example is $1,016.875 (a 1.6875% total return on the securities).

▪	In Example 2, the securities are redeemed early on the interest payment date corresponding to the third determination date as the closing price on such determination date is equal to or greater than the call threshold level. You receive the early redemption amount on such interest payment date, calculated as follows:

Stated Principal Amount + Interest Payment = $1,000.00 + $16.875 = $1,016.875

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving interest payments. Further, although the underlying fund has appreciated by 20% from its initial price on the third determination date, you will receive only $1,016.875 per

June 2020	Page 7

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

security and do not benefit from such appreciation. When added to the interest payments of $33.75 received in respect of the prior interest payment dates, UBS will have paid you a total of $1,050.625 per security for a 5.0625% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Interest Payment	Early Redemption Amount	Hypothetical Closing Price	Interest Payment	Early Redemption Amount
#1	$191.00	$16.875	N/A	$187.00	$16.875	N/A
#2	$192.00	$16.875	N/A	$181.00	$16.875	N/A
#3	$97.00	$16.875	N/A	$185.00	$16.875	N/A
Final Determination Date	$80.00	—*	N/A	$180.00	—*	N/A
Payment at Maturity	$516.875**			$1,016.875
*	The final interest payment will be paid at maturity.
**	Represents (i) the approximate cash value of the exchange ratio as of the final determination date, plus (ii) the interest payment with respect to the maturity date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying fund on the maturity date.

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪	In Example 3, the closing price of the underlying fund remains less than the call threshold level on each determination date, including the final determination date. As a result, the securities remain outstanding until maturity and, because the final price is less than the downside threshold level, at maturity, in addition to the interest payment with respect to the maturity date, investors will receive shares of the underlying fund, and an amount in cash equal to the product of the fractional share and the final price, calculated as follows:

Exchange Ratio = $500.00* = $80.00 x 6.2500 shares

Payment at Maturity = Exchange Ratio + Interest Payment

Payment at Maturity = $500.00* + $16.875 = $516.875

* Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying fund on the maturity date.

If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.

In this example, your payment at maturity is significantly less than the stated principal amount. As represented by the exchange ratio, on the maturity date you will receive shares of the underlying fund and an amount in cash equal to the product of the fractional share and the final price. The value of the shares as of the final determination date plus the interest payment with respect to the maturity date equals $516.875 per security. When added to the interest payments per security of $50.625 received in respect of the prior interest payment dates, UBS will have paid you a total of $567.50 (a 43.25% loss on the securities). The value of the shares received as of the maturity date and the total return on the securities at that time will depend on the closing price of the underlying fund on the maturity date.

▪	In Example 4, the closing price of the underlying fund is less than the call threshold level on each determination date prior to the final determination date and, as a result, the securities remain outstanding until maturity. On the final determination date, although the final price is less than the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive the stated principal amount plus the interest payment with respect to the maturity date. Your payment at maturity is calculated as follows:

$1,000.00 + $16.875 = $1,016.875

In this example, although the final price represents a 10.00% decline from the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive at maturity the stated principal amount per security plus the interest payment with respect to the maturity date, equal to $1,016.875 per security. When added to the interest payments of $50.625 received in respect of the prior interest payment dates, UBS will have paid you a total of $1,067.50 (a 6.75% total return on the securities).

June 2020	Page 8

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. In exchange for receiving an interest payment on each interest payment date on which the securities are outstanding, you are accepting the risk that the securities may have downside market risk similar to the underlying fund. If the securities are not automatically redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying fund, the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

Any payment or delivery to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its obligations under the securities, you could lose all of your initial investment.

June 2020	Page 9

Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will receive a number of shares of the underlying fund for each security that you own equal to the exchange ratio, the value of which is expected to be worth less than the stated principal amount and could be worthless. If you receive the exchange ratio, as of the final determination date the percentage decline in the value of the exchange ratio will be at a proportionately higher percentage relative to any percentage decline in the price of the underlying fund below the downside threshold level from the initial price to the final price. Therefore, the further the final price has declined from the downside threshold level, the closer your loss of principal will be to the decline of the underlying fund from the initial price and, in extreme situations, you could lose all of your initial investment. For example, if the downside threshold level is 80.00% of the initial price and the final price is 70.00% of the initial price, you will lose 12.50% of your initial investment (based on the value of the exchange ratio on the final determination date), which is greater than the 10.00% additional decline of the underlying fund from the downside threshold level, but less than the 30.00% decline from the initial price.
Additionally, in the event that the securities are not redeemed early and the final price is less than the downside threshold level, any decline in the price of the underlying fund during the period between the final determination date and the maturity date will result in a return on the securities at maturity that is less than the return you would have received had UBS instead paid you an amount in cash at maturity equal to the exchange ratio.
▪	The contingent repayment of principal applies only if you hold the securities to maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to an early redemption or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying fund at such time is equal to or greater than the downside threshold level.
▪	Higher interest payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying fund reflects a higher expectation as of the strike date that the closing price of such stock may be less than the downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher interest payment rate for that security. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying fund. However, while the amount of each applicable interest payment is set on the strike date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying fund for your securities could fall sharply, which could result in the receipt of shares of the underlying fund at maturity and, in extreme situations, the loss of all of your initial investment.
▪	Investors will not participate in any appreciation in the price of the underlying fund and will not have the same rights during the term of the securities as holders of the underlying fund. Investors will not participate in any appreciation in the price of the underlying fund from the initial price and the return on the securities will be limited to the interest payments received, which will depend on the number of interest payment dates on which the securities remain outstanding. It is possible that the securities could be subject to an early redemption so that you will receive few interest payments. If you do not earn sufficient interest payments on the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Further, investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights during the term of the securities with respect to the underlying fund, and any such dividends or distributions will not be factored into the calculation of the payment at maturity.
▪	Early redemption risk. The term of your investment in the securities may be limited to the first interest payment date on which the securities may be redeemed early. If the securities are redeemed early, you will receive no more interest payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our obligations under the securities, you could lose a significant portion or all of your initial investment.

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$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities
▪	Market risk. The return on the securities, which may be negative, is linked to the performance of the underlying fund and indirectly linked to the value of the securities comprising the underlying fund (the “underlying constituents”) and their issuers (the “underlying constituent issuers”). The closing price of the underlying fund can rise or fall sharply due to factors specific to that underlying fund, its underlying constituents, and the underlying constituent issuers, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituent issuers and, therefore, the underlying fund. You, as an investor in the securities, should make your own investigation into the underlying fund and the underlying constituents for your securities. For additional information regarding the underlying fund, please see “Information about the Underlying Fund” below and the issuer of the underlying fund’s (the “underlying fund issuer’s”) SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying fund issuer with the SEC.
▪	Fair value considerations.
o	The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and any dividends paid on the underlying fund, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.
o	The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
▪	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified

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$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities
under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying fund; the volatility of the underlying fund; any dividends paid on the underlying fund; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the price of the underlying fund will rise or fall. The price of the underlying fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying fund. You should be willing to accept the downside risks of owning equities in general and the underlying fund in particular, and to assume the risk that, if the securities are not redeemed early, you may lose some or all of your initial investment.
▪	The underlying fund is an exchange-traded fund (an “ETF”) and its value may not completely track the value of the underlying constituents. Although the trading characteristics and valuations of ETFs such as the underlying fund will usually mirror the characteristics and valuations of the underlying constituents, their values may not completely track the values of their underlying constituents. The value of the underlying fund will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying fund is currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying fund or that there will be liquidity in the trading market.
▪	Fluctuation of the net asset value (the “NAV”). The NAV of the underlying fund may fluctuate with changes in the market value of the underlying constituents. The market price of the underlying fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying fund and may adversely affect the liquidity and prices of the underlying fund, perhaps significantly. For any of these reasons, the market price of the underlying fund may differ from its NAV per share and may trade at, above or below its NAV per share.
▪	Failure of the underlying fund to track the level of its target index. While the underlying fund is designed and intended to track the level of a specific index (the “target index”), as specified under “Information about the Underlying Fund”, various factors, including fees and other transaction costs, will prevent the underlying fund from correlating exactly with changes in the level of the target index. Accordingly, the performance of the underlying fund will not be equal to the performance of its target index during the term of the securities.
▪	The underlying fund utilizes a passive indexing investment approach. The underlying fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of stocks that generally replicate the target index. Therefore, unless a specific stock is removed from the target index, the underlying fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying fund is subject to the risk that the investment strategy of its investment adviser may not produce the intended results.

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Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities
▪	Potential conflicts of interest. We and our affiliates may engage in business related to the underlying fund, which may present a conflict between our obligations as issuer and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the initial price, the final price and whether the closing price of the underlying fund on any determination date is equal to or greater than the call threshold level (other than on the final determination date) or is less than the downside threshold level on the final determination date. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the interest payment, call threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.
In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.
▪	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity. For antidilution and reorganization events affecting the underlying fund, the calculation agent may make adjustments to the initial price, downside threshold level and/or final price, as applicable, and any other term of the securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying fund. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the securities and any payments on the securities, including the payment at maturity, if any, may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying fund, whether the securities are subject to an early redemption or the amount you receive at maturity may be based on the share of another ETF. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the securities and any payments on the securities, including your payment at maturity, if any. Regardless of any of the events discussed above, any payment on the securities is subject to the creditworthiness of UBS. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
▪	UBS cannot control actions by the underlying fund issuer and the underlying fund issuer has no obligation to consider your interests. UBS and its affiliates are not affiliated with the underlying fund issuer and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the closing price. The underlying fund issuer is not involved in the securities offering in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of, or any payments on, your securities.
▪	Potential UBS impact on the underlying fund or an underlying constituent. Trading or transactions by UBS or its affiliates in the underlying fund or any underlying constituent, listed and/or over -the -counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying fund or any underlying constituent or the target index, may adversely affect the market price or level of the underlying fund during the term of the securities and, therefore, the market value of the securities and any payout to you on the securities.
▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying fund to which the securities are linked.

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Principal at Risk Securities
▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and the amount payable on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the strike date and prior to maturity could adversely affect the value of, and the amount payable on, the securities. These hedging or trading activities on or prior to the strike date could potentially affect the initial price and, as a result, could adversely affect the downside threshold level and exchange ratio. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying fund on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, holders of securities may lose all or some of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement.

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Information about the Underlying Fund

All disclosures contained in this document regarding the underlying fund are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying fund. You should make your own investigation into the underlying fund.

The underlying fund is registered with the SEC. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying fund issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying fund issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Invesco QQQ TrustSM, Series 1

We have derived all information contained herein regarding the Invesco QQQ TrustSM, Series 1 (the “QQQ Trust”) from publicly available information. Such information reflects the policies of, and is subject to changes by, Invesco Capital Management LLC, the sponsor of the QQQ Trust and The Bank of New York Mellon, the trustee of the QQQ Trust. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the QQQ Trust.

The QQQ Trust is a unit investment trust that issues securities called “Trust Units” as “Units” of the QQQ Trust, each of which represents a fractional undivided ownership interest in the QQQ Trust. The QQQ Trust holds all the component securities of the Nasdaq-100 Index® (its “Target Index”), and is rebalanced quarterly and reconstituted annually. The target index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. Its Target Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.

As of March 31, 2020, ordinary operating expenses of the QQQ Trust are expected to accrue at an annual rate of 0.20% of the QQQ Trust’s daily net asset value. Expenses of the QQQ Trust reduce the net asset value of the assets held by the QQQ Trust and, therefore, reduce the value of the shares of the QQQ Trust.

As of March 31, 2020, the QQQ Trust’s top holdings were stocks in the following industry sectors: Information Technology (47.07%), Communication Services (20.44%), Consumer Discretionary (15.49%), Health Care (7.71%), Consumer Staples (5.92%), Industrials (2.22%), Utilities (0.86%) and Financials (0.28%).

As of March 31, 2020, the QQQ Trust’s five largest company holdings include: Microsoft Corporation (11.95%), Apple Inc. (11.23%), Amazon.com Inc. (9.60%), Facebook, Inc. Class A common stock (3.99%) and Alphabet Inc. Class C common stock (3.97%).

In making your investment decision you should review the prospectus related to the QQQ Trust, dated January 31, 2020, filed by Invesco Capital Management LLC (the “QQQ Trust Prospectus”) available at: https://www.sec.gov/Archives/edgar/data/1067839/000119312520018563/d835635d485bpos.htm

Shares of the QQQ Trust are listed on the Nasdaq Stock Market under ticker symbol “QQQ”. Information filed by the QQQ Trust with the SEC can be found by reference to its SEC file numbers: 333-61001 and 811-08947.

Information from outside sources including, but not limited to the QQQ Trust Prospectus and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying fund.

Information as of market close on June 3, 2020:

Bloomberg Ticker Symbol:	QQQ UQ <Equity>	52 Week High (on February 19, 2020):	$236.98
Current Stock Price:	$236.69	52 Week Low (on March 16, 2020):	$169.30
52 Weeks Ago (on June 3, 2019):	$170.12

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Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying fund for the specified period. The closing price of the underlying fund on June 3, 2020 was $236.69. The associated graph shows the closing prices of the underlying fund for each day from January 1, 2010 to June 3, 2020. The dotted lines represent the downside threshold level of $189.35 and the call threshold level of $236.69, which are equal to 80.00% and 100.00%, respectively, of the initial price. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying fund should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying fund at any time, including the determination dates.

Invesco QQQ TrustSM, Series 1	High	Low	Period End
2016
First Quarter	$109.50	$96.32	$109.20
Second Quarter	$111.23	$102.22	$107.54
Third Quarter	$119.09	$107.42	$118.72
Fourth Quarter	$120.82	$113.65	$118.48
2017
First Quarter	$132.47	$119.54	$132.38
Second Quarter	$143.57	$130.40	$137.64
Third Quarter	$146.42	$136.19	$145.45
Fourth Quarter	$158.64	$145.58	$155.76
2018
First Quarter	$174.08	$153.45	$160.13
Second Quarter	$177.60	$155.51	$171.65
Third Quarter	$186.74	$170.80	$185.79
Fourth Quarter	$186.17	$143.50	$154.26
2019
First Quarter	$182.57	$149.82	$179.66
Second Quarter	$191.11	$170.12	$186.74
Third Quarter	$195.29	$180.73	$188.81
Fourth Quarter	$213.79	$184.05	$212.61
2020
First Quarter	$236.98	$169.30	$190.40
Second Quarter (through June 3, 2020)	$236.69	$182.31	$236.69

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Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

This document relates only to the securities offered hereby and does not relate to the underlying fund or other securities linked to the underlying fund. We have derived all disclosures contained in this document regarding the underlying fund from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying fund.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying fund.

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Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each interest payment date shall be the date one business day prior to such scheduled interest payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:	The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to characterize each security as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying fund. The terms of the securities require (in the absence of an absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your securities for U.S. federal income tax purposes as consisting of two components: Debt component — We intend to treat the debt component as having a term of one year or less, so that the amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest. Put option component — The put option component would generally not be taxed until the taxable disposition of the securities. At such time, the put option component either would be taxed as a short-term capital gain if the stated principal amount is repaid in cash or would reduce the basis of any shares of the underlying fund if you receive the exchange ratio (unless such receipt of shares is treated as a taxable settlement of the securities, in which case the put option component will be included in the amount realized when determining gain or loss on such taxable settlement, as described below). With respect to interest payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:
	Interest Rate	Interest on Debt Component	Put Option Component
	6.75% per annum	0.28% per annum	6.47% per annum
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the underlying fund that you may receive in connection with your investment in the securities. If you receive a number of shares of the underlying fund equal to the exchange ratio, certain adverse U.S. federal income (and other) tax consequences might apply to you. In general, your holding period in shares of the underlying fund received in connection with your investment in the securities will begin the day after you beneficially receive such shares. The IRS may treat the receipt of shares at maturity as a taxable settlement of the security followed by a purchase of the shares of the underlying fund pursuant to the original terms of the securities. If the receipt of shares of the underlying fund is so treated, (i) you should recognize capital gain or loss equal to the fair market value of the shares received at such time plus the cash you receive in lieu of a fractional share and the cash previously received (and not included in income) in respect of the put option component), if any, and the amount you paid for your security, and (ii) you should take a basis in such

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Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities
shares in an amount equal to their fair market value at such time. You should refer to information filed with the SEC or another governmental authority by the underlying fund issuer and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying fund.
Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement.
Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the securities.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.
Non-U.S. Holders. If you are a non U.S. holder, subject to Section 871(m) of the Code and “FATCA,” discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your non U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
If the securities are physically settled by delivery to you of a number of shares of the underlying fund equal to the exchange ratio, you may suffer adverse U.S. federal income tax consequences if you hold such shares of the underlying fund. You may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying fund that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying fund.
Section 897. We will not attempt to ascertain whether the underlying fund issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We

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Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities
also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the underlying fund issuer or the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying fund issuer as a USRPHC and the securities as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the securities are not “delta-one” with respect to the underlying fund or any underlying constituent, our counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying fund, the underlying constituents or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying fund, the underlying constituents or the securities. If you enter, or have entered, into other transactions in respect of the underlying fund, the underlying constituents or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.
Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any interest payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.
Proposed Legislation. In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any

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Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities
such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities and any shares of the underlying fund received arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.
In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the strike date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.
We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.
Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $3.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $3.50 reflecting a fixed sales commission of $1.00 and a fixed structuring fee of $2.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on page 11 of this document.
Prohibition of sales to EEA retail investors:	The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11)

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Buffered Income Auto-Callable Securities with Downside Leverage due June 9, 2021
$5,000,000 Based on the Performance of the Shares of the Invesco QQQ TrustSM, Series 1
Principal at Risk Securities
of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Validity of the securities:	In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 28, 2019 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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